Exhibit 9(a)

June 25, 2021

BlackRock FundsSM

55 East 52nd Street

New York, New York 10055

Re:        BlackRock SMID-Cap Growth Equity Fund

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to BlackRock FundsSM (the “Trust”) on behalf of its series, BlackRock SMID-Cap Growth Equity Fund (the “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about June 25, 2021 (as proposed to be amended, the “Registration Statement”), with respect to the Fund’s Investor A Shares, Institutional Shares and Class K Shares of beneficial interest, par value $0.001 per share (collectively, the “Shares”).

In connection with the furnishing of this opinion, we have examined the following documents:

(a)        a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)        a copy as filed with the Secretary of the Commonwealth of Massachusetts on December 22, 1988, of the Trust’s Declaration of Trust dated December 22, 1988, as amended through Amendment No. 4 thereof effective as of January 31, 1998 (the “Declaration”);

(c)        a copy, as filed with the Secretary of the Commonwealth of Massachusetts on June 10, 2021, of the Trust’s Amended and Restated Certificate of Classification of Shares, designating shares with the designations VVVVV-2, VVVVV-3, and VVVVV-18, representing interests in Investor A Shares, Institutional Shares and Class K Shares of the BlackRock SMID-Cap Growth Equity Fund (the “Designation”);

(d)        a certificate executed by the Secretary of the Trust, certifying as to the Trust’s Declaration, Designation, Amended and Restated Code of Regulations effective as of November 29, 2018 and amended as of November 11, 2020 (the “Code of Regulations”), and the resolutions adopted by the Trustees of the Trust at a meeting held on May 10-12, 2021 (the “Resolutions”); and

Morgan, Lewis & Bockius LLP

One Federal Street	+1.617.341.7700
Boston, MA 02110	+1.617.341.7701
United States

BlackRock FundsSM

June 25, 2021

(e)        a draft received on June 21, 2021 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have also assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above. We have further assumed that the Trust’s Declaration, Designation, Code of Regulations and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in subparagraph (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Trust’s Declaration, Designation or Code of Regulations refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.

Based upon and subject to the foregoing, please be advised that it is our opinion that:

BlackRock FundsSM

June 25, 2021

1.        The Trust is existing under the Trust’s Declaration and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.        The Shares, when issued and sold in accordance with the Resolutions and for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable, except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP